Exhibit 10.1

March 26, 2024

Dustin Koehl

Subject: Job Offer Letter

Dear Dustin,

We are pleased to offer you the opportunity to join Transport Management Services, LLC as Chief Operating Officer based out of Chattanooga, Tennessee beginning on your first day of employment (which is expected to be no later than June 10,2024), contingent upon satisfactorily passing a drug screen, background check, and reference check outlined below. This position will initially report to M. Paul Bunn, President. We look forward to you growing within our organization as a key team member. We have outlined below the primary components of our agreement and ask that you review and confirm your understanding and acceptance of these terms by signing below.

Transport Management Services, LLC is part of the Covenant Logistics Group of companies (that work together, serving as a dynamic logistics problem solvers and providing over-the-road and dedicated trucking solutions to customers across the United States. Our industry-leading corporate team members help keep our driving fleets moving. Our covenant stands as one of faith – in our foundation, in serving people and in generating value within the supply chain by adhering to three (3) guiding principles:

Empathy	Servanthood	Virtue
Treating others the way you want to be treated	Putting others before yourself	Practicing integrity, honesty and fairness in all situations

Expected Work Schedule:  Typical hours will be 8:00 AM – 5:00 PM, Monday through Friday with potentially some additional hours and travel as your position dictates.

Compensation & Benefits

Salary:  You will be paid a bi-weekly salary in the gross amount of $16,346.15 USD ($425,000 USD annualized), less all applicable withholdings and deductions.  This position is Exempt under the Fair Labor Standards Act and, as such, you will not receive any additional compensation for work in excess of forty hours during any work week.

Other Compensation

Executive/ Senior Management Incentive Plan:  You will be eligible to participate in the Company’s Executive/Senior Management Incentive Plan. This bonus is a non-guaranteed, nondiscretionary bonus, based on the achievement of specified CVLG performance targets. You will be included in the plan with bonus target of 60% of your base annual salary. You must be an active full-time employee at the time of payout to receive this incentive   See attached incentive plan.

Stock Grants:  Although not guaranteed, you will also be eligible to receive annual CVLG Stock Grants as offered from time to time by the Company as determined by the Board of Directors. These grants will be offered at a level commensurate to those in similarly situated positions. The annual dollar value that we expect to recommend will vary but is currently estimated at $250,000 annually While there is no guarantee of such grants, historically these grants have been awarded each year since the Company has been publicly traded.

Cell-Phone Allowance:  You will be eligible for a cell phone allowance accruing at the rate of $12 per week, to be paid based on the company’s pay cycle in accordance with the Company’s Cell Phone Allowance policy.

Benefits:  You will be eligible to participate in the Company’s benefit programs at the level of Executive Vice President. In addition to the benefits detailed in the Company’s Non-Driver Team Member Benefits Guide, you will be eligible for long-term disability insurance paid by the Company and participation in the Company’s Group Supplemental Savings Plan.

Severance:  Upon acceptance of employment, the Company will enter into an Executive Severance Agreement with you, which provides for salary continuation up to 18 months, and other specified benefits in the event of a qualifying severance event.

Paid Time Off (PTO): Upon your completion of ninety (90) days of continuous service, you will be eligible to receive 200 hours of PTO prorated for the rest of the calendar year from the date of hire.  The calculation of pro rata PTO will be rounded to the nearest whole day. The PTO hours must be used by the end of the calendar year in which you become eligible. On January 1 of the following calendar year, you will be eligible for 200 hours of PTO, renewing at the start of each calendar year, until such time as the standard Company PTO policy would extend beyond 200 hours. Please review the Company handbook for full details.

Holidays: The Company recognizes nine (9) paid holidays each year: New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Day after Thanksgiving, Christmas Eve, Christmas Day, and a Floating Holiday.

CONTINGENCIES

Our offer is contingent upon each of the following:

1. The Company maintains a drug-free workplace.  This offer of employment is contingent upon your ability to pass a screening test to detect the illegal use of controlled substances or illegal substances.  The information that is necessary for you to schedule your pre-employment drug screen will be provided to you after acceptance of this offer letter.

2. This offer of employment is contingent upon your acceptance and execution of a Confidentiality, Non-Disclosure, and Restrictive Covenants Agreement (“CNDRCA”), a copy of which will be enclosed for your review and signature in your new hire paperwork. The CNDRCA deals, in part, with the handling of protected information from your previous employment, the handling of protected information of the Company and its operating subsidiaries going forward, and other matters.  If you or your attorney have any questions regarding the CNDRCA, please communicate directly with our General Counsel.

3. This offer of employment is contingent upon your execution of an acknowledgement of the Company’s Clawback Policy, the terms of which allow for recoupment of certain compensation paid to you by the Company in the event of a Company accounting restatement or employee misconduct.

4. This offer of employment is contingent upon successful completion of a criminal background check and two (2) verifiable, professional references from your resume, application, or any other hiring documents.  Appropriate release forms and notices will be provided for your completion should you accept this offer. Before making any hiring or employment decision based on a criminal conviction, the Company will make an individualized assessment prior to excluding the candidate from employment, except in unique circumstances in which certain criminal conduct has been identified as having a close relationship to the position in question. Additionally, in conformance with the Immigration Reform and Control act of 1986, the Company requires proof of your identity and employment authorization.

5. As a condition of employment, all team members, upon hire, are required, as allowed by state law, to participate in 100% direct deposit and complete a direct deposit authorization form.

The Company reserves the right to rescind this offer should any of the above contingencies not be met.

Representations and Warranties:  If you accept this offer, you represent and warrant that as of the date hereof: (1) you are not under any legal or contractual restriction or obligation that would limit or preclude your employment with the Company or the anticipated performance of your duties for the Company, and (2) you have not procured, copied, or retained, nor are you otherwise in possession of any legally protected business, confidential, or trade secret information of any other person or entity (including your former employers).

“AT-WILL” EMPLOYMENT

This letter is a summary of the terms of our offer of employment to you.  The Company may revoke this offer of employment at any time. This letter is not a contract of employment for any specific term or duration, and your employment is on an “at will” basis, meaning that either you or the Company may terminate the employment relationship at any time, with or without cause. Any contrary representations that may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this subject. Although your job duties, title, compensation and benefits, as well as the personnel policies and procedures of the Company may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company. From time to time, the Company may review the benefits and compensation that it offers to its employees, and the benefits and forms of compensation may be changed or eliminated solely in the Company’s discretion. This letter does not alter your right or the Company’s right to terminate the employment relationship at any time. All benefits and terms of employment are subject to the terms and conditions set forth in the Team Member Handbook, Benefits Guide, and other relevant Company policies which may change from time to time at the discretion of the Company.

If you accept this offer, you acknowledge and agree that all aspects and terms of your employment, including without limitation, all matters relating to the application process, pre-hire, hiring, employment, wages, benefits, disciplinary action, separation of employment, unemployment, workers compensation coverage any all other aspects of your employment relationship with the Company (collectively the “Matters”) shall be governed by and construed in accordance with the laws of the State of Tennessee (without giving effect to the principles of conflicts of laws thereof) and/or under applicable federal law.  In connection with your potential employment and as an inducement to the Company, in the event of any legal disagreement, claim, charge, dispute, administrative proceeding, or legal proceeding related to any Matters, you agree and consent to the exclusive jurisdiction and venue of the state and federal courts (and/or applicable state and federal agencies) located in Hamilton County, Tennessee as the sole forum for the initial filing, hearing and adjudication of any such Matters (excluding any appeals).

We anticipate your becoming a valued team member of Transport Management Services, LLC and hope that you find our offer acceptable. Congratulations on your new position!

Sincerely,

/s/ M. Paul Bunn

President

ACCEPTANCE

I have read and understand the aforementioned information and ACCEPT / DECLINE the opportunity to join Transport Management Services, LLC as indicated: (please check one)

/s/ Dustin Koehl	March 28, 2024
Dustin Koehl	Date

If declined, please provide reason: